Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “LINCOLN INCOME SOLUTIONS FUND”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF DECEMBER, A. D. 2024, AT 12:40 O’ CLOCK P.M.

/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State
10035511 8100 SR# 20244473495	Authentication: 205120402 Date: 12-12-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:40 PM 12/12/2024 FILED 12:40 PM 12/12/2024 SR 20244473495 - File Number 10035511

STATE OF DELAWARE

CERTIFICATE OF TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:

FIRST: The name of the trust formed hereby is Lincoln Income Solutions Fund.

SECOND: The name and address of the Trust’s Registered Agent and registered office in the State of Delaware are (meeting the requirements of Section 3807 of the Act):

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

THIRD: This Certificate shall be effective December 12, 2024.

FOURTH: The Trust is a Delaware statutory trust to be registered under the Investment Company Act of 1940, as amended (Title 15 of the United States Code, Section 80a-1 et seq.), as a closed-end management investment company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust as of the 12th day of December, 2024.

By:	/s/ Ronald A. Holinsky
Ronald A. Holinsky, Esq.
As initial Trustee and not
individually

150 N. Radnor-Chester Road
Radnor, PA 19087